Exhibit 99.1

Kona Grill Reports Second Quarter 2013 Results

Same-Store Sales Increase 2.5%, Driving 120 Basis Point Increase in Restaurant Operating Profit Margin to 20.6%

Initiates Long-Term Compounded Sales Growth Target of 15%

SCOTTSDALE, AZ, August 1, 2013 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported results for its second quarter ended June 30, 2013.

Second Quarter 2013 Highlights vs. Year-Ago Quarter:

●	Restaurant sales increased 3.2% to $25.8 million from $25.0 million;
●	Same-store sales increased 2.5%, lapping 2.3%;
●	Restaurant operating profit margin increased 120 basis points to 20.6%;
●	Net income was $1.6 million or $0.18 per share compared to $1.8 million or $0.20 per share; and
●	Net income excluding special items was $1.6 million or $0.19 per share compared to $1.6 million or $0.18 per share.

“Our top-line results exceeded our expectations for the quarter, driven by a 2.5% increase in same-store sales,” said Berke Bakay, President and CEO of Kona Grill. “The sales growth is a testament to the strength of our brand and allowed us to leverage restaurant operating margins towards the top-end of our “polished casual’ peer group.”

Bakay continued: “With over $10 million in cash, a $20 million credit facility and no debt, we are well-positioned to capitalize on the success of our brand. Our vision over the next five years is to double our sales, which translates to an approximately 15% compounded annual growth rate (CAGR). Our diligent efforts over the past 18 months have enabled us to build a strong pipeline for new unit growth and give us the confidence to establish the 15% CAGR sales target.”

Second Quarter 2013 Financial Results

Restaurant sales in the second quarter of 2013 increased 3.2% to $25.8 million compared to $25.0 million in the second quarter of 2012. The sales improvement reflects a 2.5% increase in same-store sales, driven mainly by a higher average guest check resulting from a price increase the company took in March. The 2.5% increase in same-store sales laps a 2.3% increase in the second quarter of 2012.

Restaurant operating profit in the second quarter of 2013 increased 9.6% to $5.3 million compared to $4.9 million in the second quarter of 2012. As a percentage of sales, restaurant operating profit increased 120 basis points to 20.6% compared to 19.4% in the year-ago quarter.

Net income in the second quarter of 2013 was $1.6 million, or $0.18 per share, compared to net income of $1.8 million, or $0.20 per share, in the year-ago quarter. Excluding the write-off of deferred loan costs for a previous credit facility in the second quarter of 2013 and the reversal of severance charges associated with a former executive in the second quarter of 2012, net income was $1.6 million, or $0.19 per share, compared to net income of $1.6 million, or $0.18 per share in the year-ago quarter.

At June 30, 2013, cash and cash equivalents totaled $10.2 million compared to $8.0 million at December 31, 2012. The $20.0 million credit facility the company established in April 2013 remains fully available.

Guidance

For the third quarter of 2013, the company expects same-store sales of 1%, excluding the impact of two restaurants that are scheduled to undergo extensive remodels beginning in September. As a result of the remodels, the company expects restaurant sales to be flat at $23.9 million for the third quarter of 2013. Restaurant operating margin is expected to range from 18.0% to 18.5%.

The company expects net income for the third quarter of 2013 of $0.4 million, or $0.05 per share, which includes an approximate $0.12 per share impact from a combination of preopening expense, infrastructure investments in support of new unit growth, planned remodeling, and a higher tax rate, compared to income from continuing operations of $1.4 million, or $0.16 per share, for the third quarter of 2012. The company reaffirms its guidance of two restaurant openings in 2013.

Conference Call

The company will host a conference call to discuss these results today at 5:00 p.m. Eastern time.

Dial-in number: 1-877-941-2069

International number: 1-480-629-9713

Conference ID: 4630517

The conference call will be broadcast simultaneously and available for replay via the investors section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through September 1, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4630517

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

The financial guidance we provide for our third quarter 2013 results, statements about our beliefs regarding targeted sales growth, profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Cash and cash equivalents	$10,162	$7,989
Other current assets	1,668	1,597
Other assets	1,068	812
Property and equipment, net	27,531	28,927
Total assets	$40,429	$39,325

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,892	$8,542
Long-term obligations	10,752	11,915
Stockholders’ equity	21,785	18,868
Total liabilities and stockholders’ equity	$40,429	$39,325

KONA GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Restaurant sales	$25,796	$24,992	$49,292	$49,147
Costs and expenses:
Cost of sales	6,968	6,814	13,421	13,309
Labor	8,408	8,211	16,274	16,159
Occupancy	1,697	1,548	3,312	3,081
Restaurant operating expenses	3,401	3,562	6,572	6,938
General and administrative	2,010	1,521	3,885	3,605
Preopening expense	41	-	41	-
Depreciation and amortization	1,412	1,455	2,841	2,918
Total costs and expenses	23,937	23,111	46,346	46,010
Income from operations	1,859	1,881	2,946	3,137
Nonoperating income (expense):
Write off of deferred financing costs	(66)	-	(66)	-
Interest expense, net	(41)	(7)	(44)	(19)
Income from continuing operations before provision for income taxes	1,752	1,874	2,836	3,118
Provision for income taxes	195	60	275	120
Income from continuing operations	1,557	1,814	2,561	2,998
Loss from discontinued operations, net of tax	-	(47)	-	(47)
Net income	$1,557	$1,767	$2,561	$2,951

Net income per share - Basic
Income from continuing operations	$0.18	$0.21	$0.30	$0.34
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net income	$0.18	$0.20	$0.30	$0.33

Net income per share - Diluted
Income from continuing operations	$0.18	$0.21	$0.30	$0.34
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net income	$0.18	$0.20	$0.30	$0.33

Weighted average shares outstanding:
Basic	8,567	8,815	8,555	8,809
Diluted	8,692	8,903	8,672	8,937

Comprehensive income	$1,557	$1,767	$2,561	$2,951

Reconciliation of net income excluding special items (1)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$1,557	$1,767	$2,561	$2,951
Write off of deferred financing costs	66	$-	66	$-
Severance and related items in general and administrative expenses	-	(156)	-	(156)
Net income excluding special items	$1,623	$1,611	$2,627	$2,795

Diluted net income per share	$0.18	$0.20	$0.30	$0.33
Write off of deferred financing costs	0.01	-	0.01	-
Severance and related items in general and administrative expenses	-	(0.02)	-	(0.02)
Diluted net income per share excluding special items	$0.19	$0.18	$0.30	$0.31

(1)

The Company believes excluding special items from its financial results is a useful measure to its investors as it provides a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.

 Reconciliation of Restaurant Operating Profit to Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses.  Restaurant operating profit does not include general and administrative expenses, preopening expense and depreciation and amortization.  The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors.  Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to income from operations.  Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Restaurant sales	$25,796	$24,992	$49,292	$49,147
Costs and expenses:
Cost of sales	6,968	6,814	13,421	13,309
Labor	8,408	8,211	16,274	16,159
Occupancy	1,697	1,548	3,312	3,081
Restaurant operating expenses	3,401	3,562	6,572	6,938
Restaurant operating profit	5,322	4,857	9,713	9,660
Deduct - other costs and expenses:
General and administrative	2,010	1,521	3,885	3,605
Preopening expense	41	-	41	-
Depreciation and amortization	1,412	1,455	2,841	2,918
Income from operations	$1,859	$1,881	$2,946	$3,137

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	27.0	27.3	27.2	27.1
Labor	32.6	32.9	33.0	32.9
Occupancy	6.6	6.2	6.7	6.3
Restaurant operating expenses	13.2	14.3	13.3	14.1
Restaurant operating profit	20.6	19.4	19.7	19.6
Deduct - other costs and expenses:
General and administrative	7.8	6.1	7.9	7.3
Preopening expense	0.2	-	0.1	-
Depreciation and amortization	5.5	5.8	5.8	5.9
Income from operations	7.2%	7.5%	6.0%	6.4%

Certain amounts do not sum to total due to rounding.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com